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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Allott                              Anthony             J.
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   (Last)                           (First)             (Middle)

c/o Silgan Holdings Inc., 4 Landmark Square, Suite 400
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                                    (Street)

Stamford                            CT                   06901
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Silgan Holdings Inc. (SLGN)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

2/28/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Executive Vice President and Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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

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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number     10.
                                                                                                          of         Owner-
                                                                                                          deriv-     ship
                                                                                                          ative      Form
              2.                                                                                           Secur-     of
              Conver-                           5.                              7.                        ities      Deriv-  11.
              sion                              Number of                       Title and Amount          Bene-      ative   Nature
              or                                Derivative    6.                of Underlying     8.      ficially   Secur-  of
              Exer-           3A.      4.       Securities    Date              Securities        Price   Owned      ity:    In-
              cise            Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-    Direct  direct
              Price  3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing        (D) or  Bene-
1.            of     Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported   In-     ficial
Title of      Deriv- action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-     direct  Owner-
Derivative    ative  Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s)  (I)     ship
Security      Secur- (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.    (Instr. (Instr.
(Instr. 3)    ity    yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)         4)      4)
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
Nonqualified
stock options
representing
the right to
purchase                                                                        Common
common stock  $20.26  2/28/03           A       50,000        (1)      2/27/13  Stock     50,000          150,000(2) D
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
Explanation of Responses:
(1) These options were granted on 2/28/03 and vest ratably over a five year period beginning 2/28/04. None of these options are currently exercisable.
(2) Includes 100,000 options granted on 5/20/02 (none of which are currently exercisable) and 50,000 options granted on 2/28/03 (none of which are currently exercisable).


/s/ Anthony J. Allott                                            3/4/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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